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                                                                    Exhibit 23.1




                         Consent of Ernst & Young LLP,
                 Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Neurocrine Biosciences, Inc. Employment Commencement Nonstatutory Stock Option and the Neurocrine Biosciences, Inc. 2003 Incentive Stock Plan, as Amended May 25, 2004 and August 2, 2004, of our report dated January 23, 2004, except for Note 11 as to which the date is February 26, 2004 with respect to the consolidated financial statements of Neurocrine Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended
December 31, 2003, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP

San Diego, California
August 31, 2004